Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place,

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE
Michael J. Monahan (651) 250-2809
Andrew C. Hedberg (651) 250-2185

ECOLAB THIRD QUARTER REPORTED DILUTED EPS $1.59

ADJUSTED DILUTED EPS $1.71, +12%

2019 ADJUSTED DILUTED EPS FORECAST NARROWED TO $5.80 TO $5.90, +10% to 12% FROM PREVIOUS $5.80 TO $6.00 RANGE

THIRD QUARTER HIGHLIGHTS:

•	Reported diluted EPS $1.59, +7%.
•	Adjusted diluted EPS $1.71, +12%, excluding special gains and charges and discrete tax items. Currency translation was an unfavorable $0.03 per share.
•

Reported sales +2%. Acquisition adjusted fixed currency sales +2%  as steady growth in the Institutional and Other segments was partially offset by a 3% decline in Energy and moderately softer Industrial markets.

•	Strong adjusted fixed currency operating margin expansion, +140 bps, led by double-digit Industrial and Energy segment income growth.
•	Pricing, new product innovation and cost efficiency actions more than offset investments in the business and unfavorable foreign exchange, resulting in double-digit adjusted income growth.

2019 FORECAST:

•

2019 adjusted diluted EPS forecast narrowed to $5.80 to $5.90, +10% to +12%, as continued strong pricing, improving new business growth and cost efficiencies are expected to more than offset softer industrial markets, unfavorable foreign exchange impacts and moderated delivered product cost increases.

	Third Quarter Ended September 30
	Reported			Adjusted *
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2019	2018	Change	2019	2018	Change
Net sales	$ 3,817.9	$ 3,747.2	2%	$ 3,817.9	$ 3,747.2	2%
Operating income	587.6	516.2	14%	659.3	595.4	11%
Net income attributable to Ecolab	464.2	435.4	7%	501.4	448.3	12%
Diluted earnings per share	$ 1.59	$ 1.48	7%	$ 1.71	$ 1.53	12%

				Adjusted *
	Fixed Currency Rates *		%	Fixed Currency Rates		%
	2019	2018	Change	2019	2018	Change
Net sales	$ 3,855.3	$ 3,740.2	3%	$ 3,855.3	$ 3,740.2	3%
Operating income	594.0	515.0	15%	665.7	594.2	12%

* See “Non-GAAP Financial Information” section of this release for further discussion

ST. PAUL, Minn., October 29, 2019: Better pricing, new business gains, product innovation and cost efficiencies more than offset investments in the business to yield a 12% increase in third quarter 2019 adjusted diluted earnings per share.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer said, “We performed well in the quarter as we overcame softer industrial and energy markets and unfavorable foreign exchange to deliver 12% adjusted earnings per share growth.  Our strong pricing and disciplined cost control efforts, in a market where delivered product costs have moderated, drove strong margin improvement.

“Importantly, the moderated delivered product cost environment has also enabled us to reprioritize new business development versus pricing as our sales teams’ primary objective.  As a result, we expect to begin rebuilding our sales momentum in the fourth quarter, and when coupled with our continued strong pricing and cost efficiency work, we expect to deliver double-digit adjusted earnings per share for the full year 2019 while also setting up a good start to 2020.

“We believe our outlook remains compelling.  The focus on improving near term sales momentum, combined with the steady fundamental nature of Ecolab’s business – which is focused on the food, water and healthcare markets – and the large portion of our sales that are recurring, enables Ecolab to provide a resilient business model for superior long term growth. We believe Ecolab’s long-term fundamentals are stronger than ever, and we will continue to invest in and develop these attractive operating strengths as we also work to continue delivering further superior shareholder returns.”

Upstream spin-off

We continue to make progress on the planned spin-off of our Upstream Energy business and expect the transaction to be completed by mid-2020. Upstream Energy is the global industry leader with a great team and outstanding innovative technology. We believe it will perform well as an independent company and will benefit from a sharpened focus and enhanced executional discipline.

Third Quarter and Full Year 2019 Consolidated Results

Ecolab's third quarter reported sales increased 2% and fixed currency sales increased 3%. Acquisition and divestiture adjusted fixed currency sales increased 2% when compared to the prior year.

Third quarter 2019 reported operating income increased 14% and fixed currency operating income increased 15%; both include the impact of special charges, which primarily relate to our previously announced efficiency initiative and the planned separation of the Upstream Energy business. Adjusted fixed currency operating income increased 12%.  Pricing and cost efficiency initiatives more than offset investments in the business during the quarter.

Reported interest expense decreased 17% in the quarter primarily reflecting higher interest income and lower outstanding debt.

The reported income tax rate for the third quarter of  2019 was 16.5% compared with the reported rate of 9.0% in the third quarter of 2018.  Excluding special gains and charges and discrete tax items, the adjusted tax rate was 20.1% in the third quarter of 2019 compared with 19.5% for the same period last year.

Third quarter 2019 reported net income attributable to Ecolab increased 7%. Excluding the impact of special gains and charges and discrete tax items, adjusted net income attributable to Ecolab increased 12%.

Reported diluted earnings per share increased 7%. Adjusted diluted earnings per share rose 12% when compared against third quarter 2018. Currency translation had a $0.03 unfavorable impact on third quarter 2019 adjusted diluted earnings per share.

Ecolab did not engage in open market repurchases of its common stock during the third quarter of 2019.

Third Quarter 2019 Segment Review

Global Industrial

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2019	2018	% Change	% Change

Fixed currency
Sales	$ 1,418.9	$ 1,348.5	5%	3%
Operating income	240.1	212.8	13%	14%
Operating income margin	16.9%	15.8%
Acq. adj. operating income margin	17.3%	15.7%

Public currency
Sales	$ 1,399.8	$ 1,352.3	4%
Operating income	236.6	213.8	11%

Global Industrial acquisition adjusted fixed currency sales rose 3%  led by good growth in Water, Food & Beverage and Life Sciences. All regions showed good sales growth.  Acquisition adjusted fixed currency operating income increased 14% as improved pricing and cost savings more than offset investments in the business.

Global Institutional

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2019	2018	% Change	% Change

Fixed currency
Sales	$ 1,357.1	$ 1,304.9	4%	3%
Operating income	313.0	286.6	9%	8%
Operating income margin	23.1%	22.0%
Acq. adj. operating income margin	22.9%	22.0%

Public currency
Sales	$ 1,344.6	$ 1,305.1	3%
Operating income	310.9	286.5	9%

Global Institutional acquisition adjusted fixed currency sales grew 3%  led by Specialty. Sales for the segment showed growth in all regions but were impacted by previous low margin business exits that softened third quarter growth. Acquisition adjusted fixed currency operating income rose 8%  as pricing and cost savings more than offset investments in the business.

Global Energy

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2019	2018	% Change	% Change

Fixed currency
Sales	$ 836.5	$ 859.4	(3)%	(3)%
Operating income	103.6	88.9	17%	16%
Operating income margin	12.4%	10.3%
Acq. adj. operating income margin	12.4%	10.4%

Public currency
Sales	$ 832.7	$ 862.2	(3)%
Operating income	102.7	89.2	15%

Global Energy acquisition adjusted fixed currency sales decreased 3%.  Upstream sales were slightly lower as a significant decline in the well stimulation business (reflecting the reduced North American industry activity that began late in 2018) was partially offset by good growth in production sales. Downstream sales were modestly lower due to the timing of new business start-ups and customer maintenance work. Acquisition adjusted fixed currency operating income increased 16%  as pricing,  lower delivered product costs and cost savings more than offset the impact of lower volume.

Other

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2019	2018	% Change	% Change

Fixed currency
Sales	$ 242.8	$ 227.4	7%	7%
Operating income	48.8	48.0	2%	1%
Operating income margin	20.1%	21.1%
Acq. adj. operating income margin	20.1%	21.1%

Public currency
Sales	$ 240.8	$ 227.6	6%
Operating income	48.5	48.0	1%

Other segment acquisition adjusted fixed currency sales increased 7% with strong gains in both Pest Elimination and Colloidal Technologies, showing good gains in all major regions. Acquisition adjusted fixed currency operating income increased 1%  as pricing and sales volume gains were partially offset by investments in the business and comparison to strong income growth in the year ago period.

Corporate

Corporate expense includes amortization expense of $39 million in the third quarter of 2019 and $42 million in the third quarter of 2018 related to the Nalco merger intangible assets.

Corporate expense also includes net special charges of $72 million ($54 million after tax) primarily related to the previously announced efficiency initiative and the planned separation of the Upstream Energy business.

Special gains and charges for the third quarter of 2018 were a net charge of $79 million ($60 million after tax) primarily related to the previously announced efficiency initiative.

Business Outlook

The outlook provided below is for consolidated Ecolab operations and continues to include the Upstream Energy business. Ecolab continues to expect the spin off to be completed by mid-year 2020.

2019

Ecolab narrowed its full year 2019 adjusted diluted earnings per share forecast to the $5.80 to $5.90 range, +10% to +12% over 2018, from the previous $5.80 to $6.00 range.

When compared with our 2018 performance, we expect continued good acquisition adjusted fixed currency sales growth. We look for improving adjusted gross margin as volume gains, pricing and cost efficiency actions more than offset moderated higher delivered product cost increases, with a lower SG&A ratio to sales, similar other income, lower interest expense and a similar adjusted tax rate versus 2018.

We expect special charges in 2019 to be $0.60 to $0.70 per share principally related to the previously announced efficiency initiative, planned Upstream Energy spin-off and integration of previously announced acquisitions.  In addition, the discrete tax item related to excess tax benefits on share-based compensation is expected to be favorable. Other than this discrete tax item and special gains and charges noted above, other such amounts are not currently quantifiable.

At current rates of exchange, we expect foreign currency translation to have a $0.13 unfavorable impact on diluted earnings per share.

Our detailed outlook for the full year of 2019 is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx 42%
SG&A % of Sales	26% to 27%
Other income and expense	approx. $80 million
Interest expense, net	approx. $195 million
Adjusted tax rate	20% to 21%
Noncontrolling interest	approx. $0.06
Adjusted EPS, excluding special gains and charges	$5.80 to $5.90
Diluted shares	approx. 293 million

Reported 2018 diluted earnings per share of $4.88 included special gains and charges and discrete tax items. Excluding these items, 2018 adjusted diluted earnings per share were $5.25.

2019 — Fourth Quarter

Ecolab expects fourth quarter 2019 adjusted diluted earnings per share in the $1.64 to $1.74 range, rising 6% to 13% compared with adjusted diluted earnings per share of $1.54 a year ago.

We expect special charges in the fourth quarter of 2019 to be approximately $0.20 per share, principally related to the planned Upstream Energy business spin-off, aforementioned efficiency initiative and integration of previously announced acquisitions.  In addition, the discrete tax item related to excess tax benefits on share-based compensation is expected to be favorable. Other than this discrete tax item and special gains and charges noted above, other such amounts are not currently quantifiable.

At current rates of exchange, we expect foreign currency to be unfavorable $0.02 per share in the fourth quarter.

Our detailed outlook for the fourth quarter of 2019 is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 42%
SG&A % of Sales	approx. 25%
Other income and expense	approx. $20 million
Interest expense, net	approx. $50 million
Adjusted tax rate	20% to 21%
Noncontrolling interest	approx. $0.02
Adjusted EPS, excluding special gains and charges	$1.64 to $1.74
Diluted shares	approx. 293 million

Reported fourth quarter 2018 diluted earnings per share of $1.35 included special gains and charges and discrete tax items. Excluding these items, fourth quarter 2018 adjusted diluted earnings per share were $1.54.

About Ecolab

A trusted partner at nearly three million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With annual sales of $15 billion and 49,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and on-site service to promote safe food, maintain clean environments, optimize water and energy use, and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the third quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or another compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, the anticipated spin-off of our Upstream Energy business into a new stand-alone company and the expected timing for completing the transaction, statements regarding our financial and business performance and prospects, including forecasted 2019 fourth quarter and full-year financial and business results, sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted tax rate, noncontrolling interest, adjusted diluted earnings per share and diluted shares outstanding, volume, pricing, delivered product costs, foreign currency, special gains and charges and quantifiable discrete tax items, and amount and type of restructuring or efficiency initiative costs and savings from restructuring or efficiency initiative activities. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the proposed spin-off of the Upstream Energy business may not be consummated within the anticipated period or at all and the ultimate results of any restructuring or efficiency initiative, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring or efficiency initiative and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. If we experience delays or fail to successfully execute on our plans, our goals for such initiatives may not be achieved.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; the possibility that the proposed spin-off of our Upstream Energy business will not be consummated within the anticipated time period or at all and the potential that the Upstream Energy business and Ecolab will not realize all of the expected benefits of the spin-off; our ability to attract and retain high caliber management talent to lead our business; our ability to develop competitive advantages through innovation and to commercialize digital solutions; exposure to global economic, political and legal risks related to our international operations including trade sanctions; difficulty in procuring raw materials or fluctuations in raw material costs; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; pressure on operations from consolidation of customers, vendors or competitors; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax law and unanticipated tax liabilities; potential loss of deferred tax assets or increase in deferred tax liabilities; our substantial indebtedness; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures include:

•	fixed currency sales
•	acquisition adjusted fixed currency sales
•	adjusted cost of sales
•	adjusted gross margin
•	fixed currency operating income
•	fixed currency operating income margin
•	adjusted operating income
•	adjusted fixed currency operating income

•	adjusted fixed currency operating income margin
•	acquisition adjusted fixed currency operating income
•	acquisition adjusted fixed currency operating income margin
•	adjusted interest expense
•	adjusted tax rate
•	adjusted net income attributable to Ecolab
•	adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin, operating income and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2019. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco merger or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this report) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			September 30%
(millions, except per share)	2019	2018	Change	2019	2018	Change

Product and equipment sales	$ 3,117.7	$ 3,101.4		$ 9,096.1	$ 9,021.5
Service and lease sales	700.2	645.8		1,986.6	1,886.2
Net sales	3,817.9	3,747.2	2%	11,082.7	10,907.7	2%
Product and equipment cost of sales	1,792.7	1,809.8		5,308.5	5,257.6
Service and lease cost of sales	414.7	380.9		1,196.7	1,151.5
Cost of sales (1)	2,207.4	2,190.7	1%	6,505.2	6,409.1	1%
Selling, general and administrative expenses	962.5	964.7	0%	2,973.5	3,019.8	(2)%
Special (gains) and charges (1)	60.4	75.6		150.6	113.7
Operating income	587.6	516.2	14%	1,453.4	1,365.1	6%
Other (income) expense	(20.8)	(21.0)	(1)%	(62.9)	(60.0)	5%
Interest expense, net (1)	46.1	55.7	(17)%	145.0	168.4	(14)%
Income before income taxes	562.3	481.5	17%	1,371.3	1,256.7	9%
Provision for income taxes	93.0	43.2	115%	229.4	216.6	6%
Net income including noncontrolling interest	469.3	438.3	7%	1,141.9	1,040.1	10%
Net income attributable to noncontrolling interest	5.1	2.9		12.6	6.1
Net income attributable to Ecolab	$ 464.2	$ 435.4	7%	$ 1,129.3	$ 1,034.0	9%

Earnings attributable to Ecolab per common share
Basic	$ 1.61	$ 1.51	7%	$ 3.92	$ 3.58	9%
Diluted	$ 1.59	$ 1.48	7%	$ 3.86	$ 3.53	9%

Weighted-average common shares outstanding
Basic	288.1	288.8	0%	288.0	288.8	0%
Diluted	292.8	293.4	0%	292.5	293.1	0%

(1) Cost of sales, Special (gains) and charges and Interest expense, net in the Consolidated Statement of Income above include the following:

	Third Quarter Ended			Nine Months Ended
	September 30			September 30
(millions)	2019	2018		2019	2018

Cost of sales
Restructuring activities	6.2	5.9		16.2	6.3
Acquisition and integration activities	5.1	(0.1)		6.6	(0.6)
Other	-	(2.2)		-	(2.2)
Subtotal (a)	11.3	3.6		22.8	3.5

Special (gains) and charges
Restructuring activities	25.0	73.1		93.0	82.3
Upstream energy spin-off	29.7	-		48.5	-
Acquisition and integration activities	2.0	2.4		4.9	4.7
Other	3.7	0.1		4.2	26.7
Subtotal	60.4	75.6		150.6	113.7

Interest expense, net	-	-		0.2	-

Total special (gains) and charges	$71.7	$79.2		$173.6	$117.2

(a) Special (gains) and charges of $11.3 million and $3.6 million in the third quarter of 2019 and 2018, respectively, and $22.8 million and $3.5 million for the first nine months of 2019 and 2018, respectively, were recorded in product and equipment cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Third Quarter Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2019	2018	Change	2019	2018	Change
Net Sales
Global Industrial	$ 1,418.9	$ 1,348.5	5%	$ 1,399.8	$ 1,352.3	4%
Global Institutional	1,357.1	1,304.9	4%	1,344.6	1,305.1	3%
Global Energy	836.5	859.4	(3)%	832.7	862.2	(3)%
Other	242.8	227.4	7%	240.8	227.6	6%
Subtotal at fixed currency rates	3,855.3	3,740.2	3%	3,817.9	3,747.2	2%
Currency impact	(37.4)	7.0	*	-	-	*
Consolidated reported GAAP net sales	$ 3,817.9	$ 3,747.2	2%	$ 3,817.9	$ 3,747.2	2%

Operating Income
Global Industrial	$ 240.1	$ 212.8	13%	$ 236.6	$ 213.8	11%
Global Institutional	313.0	286.6	9%	310.9	286.5	9%
Global Energy	103.6	88.9	17%	102.7	89.2	15%
Other	48.8	48.0	2%	48.5	48.0	1%
Corporate	(111.5)	(121.3)	*	(111.1)	(121.3)	*
Subtotal at fixed currency rates	594.0	515.0	15%	587.6	516.2	14%
Currency impact	(6.4)	1.2	*	-	-	*
Consolidated reported GAAP operating income	$ 587.6	$ 516.2	14%	$ 587.6	$ 516.2	14%

	Nine Months Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2019	2018	Change	2019	2018	Change
Net Sales
Global Industrial	$ 4,102.0	$ 3,828.9	7%	$ 4,061.9	$ 3,905.5	4%
Global Institutional	3,895.9	3,769.4	3%	3,864.9	3,808.0	1%
Global Energy	2,488.6	2,516.9	(1)%	2,479.5	2,550.3	(3)%
Other	680.1	636.6	7%	676.4	643.9	5%
Subtotal at fixed currency rates	11,166.6	10,751.8	4%	11,082.7	10,907.7	2%
Currency impact	(83.9)	155.9	*	-	-	*
Consolidated	$ 11,082.7	$ 10,907.7	2%	$ 11,082.7	$ 10,907.7	2%

Operating Income
Global Industrial	$ 596.3	$ 497.6	20%	$ 590.5	$ 511.6	15%
Global Institutional	767.8	729.3	5%	763.5	733.8	4%
Global Energy	270.9	243.9	11%	268.9	249.5	8%
Other	123.1	114.0	8%	122.5	114.9	7%
Corporate	(292.8)	(243.5)	*	(292.0)	(244.7)	*
Subtotal at fixed currency rates	1,465.3	1,341.3	9%	1,453.4	1,365.1	6%
Currency impact	(11.9)	23.8	*	-	-	*
Consolidated	$ 1,453.4	$ 1,365.1	6%	$ 1,453.4	$ 1,365.1	6%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	September 30	December 31	September 30
(millions)	2019	2018	2018
Assets
Current assets
Cash and cash equivalents	$ 135.9	$ 114.7	$ 203.6
Accounts receivable, net	2,722.5	2,662.5	2,652.7
Inventories	1,586.7	1,546.4	1,587.9
Other current assets	425.0	354.1	378.1
Total current assets	4,870.1	4,677.7	4,822.3

Property, plant and equipment, net	3,861.5	3,836.0	3,778.0
Goodwill	7,220.6	7,078.0	7,078.4
Other intangible assets, net	3,728.3	3,797.7	3,820.4
Operating lease assets	570.3	-	-
Other assets	584.8	685.1	463.5
Total assets	$ 20,835.6	$ 20,074.5	$ 19,962.6

Liabilities and Equity
Current liabilities
Short-term debt	$ 779.1	$ 743.6	$ 769.4
Accounts payable	1,269.4	1,255.6	1,195.3
Compensation and benefits	536.2	579.7	528.2
Income taxes	75.0	100.6	50.3
Other current liabilities	1,259.8	1,006.1	1,046.6
Total current liabilities	3,919.5	3,685.6	3,589.8

Long-term debt	5,966.9	6,301.6	6,334.8
Postretirement health care and pension benefits	793.6	944.3	966.9
Deferred income taxes	821.6	764.6	711.8
Operating lease liabilities	418.9	-	-
Other liabilities	302.7	324.8	376.3
Total liabilities	12,223.2	12,020.9	11,979.6

Equity
Common stock	359.4	357.0	356.5
Additional paid-in capital	5,874.1	5,633.2	5,586.0
Retained earnings	9,699.7	8,909.5	8,646.9
Accumulated other comprehensive loss	(1,884.7)	(1,761.7)	(1,765.4)
Treasury stock	(5,480.8)	(5,134.8)	(4,894.6)
Total Ecolab shareholders’ equity	8,567.7	8,003.2	7,929.4
Noncontrolling interest	44.7	50.4	53.6
Total equity	8,612.4	8,053.6	7,983.0
Total liabilities and equity	$ 20,835.6	$ 20,074.5	$ 19,962.6

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions, except percent and per share)	2019	2018	2019	2018

Net sales
Reported GAAP net sales	$ 3,817.9	$ 3,747.2	$ 11,082.7	$ 10,907.7
Effect of foreign currency translation	37.4	(7.0)	83.9	(155.9)
Non-GAAP fixed currency sales	3,855.3	3,740.2	11,166.6	10,751.8
Effect of acquisitions and divestitures	(36.6)	(1.5)	(92.4)	(13.3)
Non-GAAP acquisition adjusted fixed currency sales	$ 3,818.7	$ 3,738.7	$ 11,074.2	$ 10,738.5

Cost of sales
Reported GAAP cost of sales	$ 2,207.4	$ 2,190.7	$ 6,505.2	$ 6,409.1
Special (gains) and charges	11.3	3.6	22.8	3.5
Non-GAAP adjusted cost of sales	$ 2,196.1	$ 2,187.1	$ 6,482.4	$ 6,405.6

Gross margin
Reported GAAP gross margin	42.2%	41.5%	41.3%	41.2%
Non-GAAP adjusted gross margin	42.5%	41.6%	41.5%	41.3%

Operating income
Reported GAAP operating income	$ 587.6	$ 516.2	$ 1,453.4	$ 1,365.1
Effect of foreign currency translation	6.4	(1.2)	11.9	(23.8)
Non-GAAP fixed currency operating income	594.0	515.0	1,465.3	1,341.3
Special (gains) and charges	71.7	79.2	173.4	117.2
Non-GAAP adjusted fixed currency operating income	665.7	594.2	1,638.7	1,458.5
Effect of acquisitions and divestitures	(3.9)	(0.6)	4.8	(0.2)
Non-GAAP acquisition adjusted fixed currency operating income	$ 661.8	$ 593.6	$ 1,643.5	$ 1,458.3

Operating income margin
Reported GAAP operating income margin	15.4%	13.8%	13.1%	12.5%
Non-GAAP adjusted fixed currency operating income margin	17.3%	15.9%	14.7%	13.6%

Interest expense, net
Reported GAAP interest expense, net	$ 46.1	$ 55.7	$ 145.0	$ 168.4
Special (gains) and charges, after tax	-	-	0.2	-
Non-GAAP adjusted interest expense, net	$ 46.1	$ 55.7	$ 144.8	$ 168.4

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions, except percent and per share)	2019	2018	2019	2018

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 464.2	$ 435.4	$ 1,129.3	$ 1,034.0
Special (gains) and charges, after tax	53.7	60.1	131.1	88.7
Discrete tax net expense (benefit)	(16.5)	(47.2)	(43.2)	(35.2)
Non-GAAP adjusted net income attributable to Ecolab	$ 501.4	$ 448.3	$ 1,217.2	$ 1,087.5

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.59	$ 1.48	$ 3.86	$ 3.53
Special (gains) and charges, after tax	0.18	0.20	0.45	0.30
Discrete tax net expense (benefit)	(0.06)	(0.16)	(0.15)	(0.12)
Non-GAAP adjusted diluted EPS	$ 1.71	$ 1.53	$ 4.16	$ 3.71

Provision for Income Taxes
Reported GAAP tax rate	16.5%	9.0%	16.7%	17.2%
Special gains and charges	1.0	2.1	0.9	0.6
Discrete tax items	2.6	8.4	2.8	2.6
Non-GAAP adjusted tax rate	20.1%	19.5%	20.4%	20.4%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Third Quarter Ended September 30
(unaudited)	2019			2018
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 1,418.9	($25.9)	$ 1,393.0	$ 1,348.5	($1.3)	$ 1,347.2
Global Institutional	1,357.1	(9.9)	1,347.2	1,304.9	-	1,304.9
Global Energy	836.5	-	836.5	859.4	-	859.4
Other	242.8	(0.8)	242.0	227.4	(0.2)	227.2
Subtotal at fixed currency rates	3,855.3	(36.6)	3,818.7	3,740.2	(1.5)	3,738.7
Currency impact	(37.4)			7.0
Consolidated reported GAAP net sales	$ 3,817.9			$ 3,747.2

Operating Income
Global Industrial	$ 240.1	$ 0.8	$ 240.9	$ 212.8	($0.8)	$ 212.0
Global Institutional	313.0	(4.7)	308.3	286.6	-	286.6
Global Energy	103.6	0.1	103.7	88.9	0.2	89.1
Other	48.8	(0.1)	48.7	48.0	-	48.0
Corporate	(39.8)	-	(39.8)	(42.1)	-	(42.1)
Adjusted at fixed currency rates	665.7	(3.9)	661.8	594.2	(0.6)	593.6
Special (gains) and charges	71.7			79.2
Reported OI at fixed currency rates	594.0			515.0
Currency impact	(6.4)			1.2
Consolidated reported GAAP operating income	$ 587.6			$ 516.2

	Nine Months Ended September 30
	2019			2018
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 4,102.0	($75.0)	$ 4,027.0	$ 3,828.9	($10.6)	$ 3,818.3
Global Institutional	3,895.9	(16.4)	3,879.5	3,769.4	-	3,769.4
Global Energy	2,488.6	(0.1)	2,488.5	2,516.9	(2.5)	2,514.4
Other	680.1	(0.9)	679.2	636.6	(0.2)	636.4
Subtotal at fixed currency rates	11,166.6	(92.4)	11,074.2	10,751.8	(13.3)	10,738.5
Currency impact	(83.9)			155.9
Consolidated reported GAAP net sales	$ 11,082.7			$ 10,907.7

Operating Income
Global Industrial	$ 596.3	$ 3.1	$ 599.4	$ 497.6	($2.4)	$ 495.2
Global Institutional	767.8	1.8	769.6	729.3	-	729.3
Global Energy	270.9	0.1	271.0	243.9	2.3	246.2
Other	123.1	(0.2)	122.9	114.0	(0.1)	113.9
Corporate	(119.4)	-	(119.4)	(126.3)	-	(126.3)
Adjusted at fixed currency rates	1,638.7	4.8	1,643.5	1,458.5	(0.2)	1,458.3
Special (gains) and charges	173.4			117.2
Reported OI at fixed currency rates	1,465.3			1,341.3
Currency impact	(11.9)			23.8
Consolidated reported GAAP operating income	$ 1,453.4			$ 1,365.1

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2018	2018	2018	2018	2018	2018	2018
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.84	$ 1.20	$ 2.04	$ 1.48	$ 3.53	$ 1.35	$ 4.88
Adjustments:
Special (gains) and charges (1)	0.07	0.03	0.10	0.20	0.30	0.05	0.35
Discrete tax expense (benefits) (2)	0.00	0.04	0.04	(0.16)	(0.12)	0.14	0.02
Adjusted diluted earnings per share (Non-GAAP)	$ 0.91	$ 1.27	$ 2.18	$ 1.53	$ 3.71	$ 1.54	$ 5.25

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2019	2019	2019	2019	2019	2019	2019
Diluted earnings per share, as reported (U.S. GAAP)	$ 1.01	$ 1.27	$ 2.28	$ 1.59	$ 3.86
Adjustments:
Special (gains) and charges (3)	0.11	0.16	0.26	0.18	0.45
Discrete tax expense (benefits) (4)	(0.09)	-	(0.09)	(0.06)	(0.15)
Adjusted diluted earnings per share (Non-GAAP)	$ 1.03	$ 1.42	$ 2.45	$ 1.71	$ 4.16

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2018 included a commitment to the Ecolab Foundation in first quarter of $18.9 million, net of tax. Special (gains) and charges also include restructuring activities of $0.3 million, $7.0 million, $60.2 million and $9.7 million, net of tax, in the first, second, third and fourth quarters, respectively, acquisition and integration costs of $0.4 million, $0.9 million, $1.5 million and $3.0 million, net of tax, in the first, second, third and fourth quarters, respectively, and litigation and other charges and (gains) of $0.1 million, $1.0 million, ($1.6 million) and $1.4 million, net of tax, in the first, second, third and fourth quarters, respectively.

(2) Discrete tax expense (benefits) for 2018 included $6.8 million, $6.0 million, $10.7 million and $4.6 million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively. Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax expense of $11.3 million, $18.2 million, $4.8 million and $31.7 million in the first, second, third and fourth quarters, respectively. Additionally, discrete tax expense (benefits) also includes ($4.6) million, ($0.1) million and $12.8 million of other tax (benefits) expense in the first, second and fourth quarters, respectively. In the third quarter of 2018, the Company filed U.S. federal tax returns which resulted in favorable adjustments of $39.9 million related to changes in estimates and an IRS approved method change.

(3) Special (gains) and charges for 2019 includes restructuring costs of $30.4 million,  $29.1 million, and $21.7 million, net of tax, of in the first, second and third quarters, respectively relating primarily to the efficiency initiative. Special (gains) and charges also include charges relating to the Upstream energy spin-off of $3.3 million, $14.5 million,  and $24.0 million, net of tax, in the first, second and third quarters, acquisition and integration costs of $2.1 million $1.7 million, and $5.3 million, net of tax, in the first, second and third quarters, and net (gains) and charges for litigation and other charges of ($4.3 million) $4.1 million, and $2.7 million, net of tax, in the first, second and third quarters, respectively.

(4) Discrete tax expense (benefits) for 2019 includes ($18.7) million, ($13.1) million, and ($8.2) million of tax benefits associated with stock compensation excess tax benefits in the first, second and third quarters, respectively.  Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax of ($5.1) million benefit, $6.3 million expense, and ($4.3) million benefit in the first, second and third quarters and other discrete taxes of a  ($3.9) million benefit,  $7.8 million expense, and ($4.0) million benefit in the first, second and third quarters, respectively.